EXHIBIT 21.1

SUBSIDIARIES OF FOUNDRY NETWORKS, INC.

Name	Jurisdiction of Registration
Foundry Networks International Inc.	Barbados
Foundry Networks Ltd.	United Kingdom
Foundry Networks GmbH	Germany
Foundry Networks France SARL	France
Foundry Networks Singapore, PTE Ltd.	Singapore
Foundry Networks Nederland BV	Netherlands
Foundry Networks Canada Co.	Canada
Foundry Networks Italia Srl.	Italy
Foundry Networks Japan KK	Japan
Foundry Networks do Brasil Ltda.	Brazil
Foundry Networks Holding Co.	Delaware, U.S.A
Foundry Networks Japan-US., LLC.	Delaware, U.S.A